Exhibit 99.1

Robert C. Thomas
Sr. Vice President & General Counsel

November 13, 2007

Important Notice Concerning Your Rights To Engage in Any

Transactions Involving Edge Petroleum Corporation’s Stock

Dear Director or Executive Officer:

Edge Petroleum Exploration Company is pleased to announce changes to the Edge Petroleum Exploration Company Employees’ Savings & Profit Sharing Plan (the “Plan”). Over the next few months, the Company will be transitioning the investment, trustee, and recordkeeping services of the Plan to Fidelity Investments. These changes will enhance the benefits offered to current and future Edge employees.

As a result of these changes, there will be a period of time when the Plan participants will be unable to access their accounts to direct or diversify investments, obtain a loan from the Plan, or obtain a distribution from the Plan. This time, during which the Plan participants will be unable to exercise rights otherwise available to them under the Plan, is called a “Blackout Period”. The Blackout Period will begin at 4:00 PM EST on December 19th, 2007 and is expected to end on January 25th, 2008. The effective date of the Plan changes and the end of the Blackout Period depend upon the accurate, timely transfer of data. If this does not occur, the end of the Blackout Period could be delayed.

On January 23, 2003, the SEC issued a new Regulation Blackout Trading Restriction (“Regulation BTR”), governing the equity security transactions of directors and executive officers during certain pension plan blackout periods. Regulation BTR seeks to ameliorate any unfair advantage that a director or executive officer would obtain by being able to engage in transactions involving issuer equity securities during a pension plan blackout period when participants and beneficiaries in the issuer’s pension plans cannot engage in similar transactions through their plan by generally prohibiting directors and executive officers of the Company from acquiring or transferring equity securities of the Company (or derivative securities of those securities) during any pension plan blackout period applicable to Company stock. Accordingly, as a result of the Blackout Period and pursuant to Regulation BTR, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer during the Blackout Period any equity securities of the Company (or derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of the Company (the “Blackout”).

The Blackout applies to (1) amounts, if any, you may be holding in Company Stock under the Plan and (2) equity securities of the Company (and derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of the Company and hold outside of the Plan, which may include (a) certificated shares; (b) direct registration shares; (c) shares held through a broker, dealer, commercial bank, trust company or similar institution; (d) vested restricted stock; and (e) shares acquired upon the exercise of stock options. The prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company securities held by immediate family members, held in trust, or by controlled partnerships. It is important to note that any equity securities of the Company (or derivative securities of those securities) that you sell or otherwise transfer during the Blackout will be considered to have been acquired by you in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Similarly, any purchase or other acquisition of equity securities of the Company (or derivative securities of those securities) during the Blackout will be considered to be in connection with your service or employment as a director or executive officer, unless you can demonstrate otherwise. To establish that an equity security or derivative security was not so acquired, you must identify its source and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).

Federal law generally requires that you receive notice of a blackout period at least five business days after the issuer receives notice of a blackout period or 15 calendar days in advance of the last date on which a Plan participant can exercise his or her affected rights immediately before the commencement of any blackout period.

If you have any questions concerning the Blackout Period or the Blackout as described in this notice, you should contact:

Robert C. Thomas

1301 Travis, Suite 2000

Houston, TX 77002

Phone: 713-427-8814 or email: rthomas@edgepet.com

Sincerely,

/s/ ROBERT C. THOMAS

Robert C. Thomas
Sr. Vice President, General
Counsel and Corporate Secretary